EXHIBIT -3.59

THE PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

AGREEMENT OF PARTNERSHIP
OF
ARCELORMITTAL USA PARTNERSHIP

Dated as of March 18, 2008

AGREEMENT OF PARTNERSHIP
OF
ARCELORMITTAL USA PARTNERSHIP
          AGREEMENT OF PARTNERSHIP, dated as of March 18, 2008, between 9064-4816 Québec Inc. and Mittal Canada Inc.
WITNESSETH:
          WHEREAS, the parties hereto wish to form a general partnership under the Delaware Act and to provide in this Agreement for the conduct of the business and affairs of the Partnership and to govern their relationship as partners in the Partnership.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 Definitions. Capitalized terms used herein without definition have the following meanings:
          “Agreement” means this Agreement of Partnership, as amended from time to time.
          “Board of Directors” or “Board” means the Board of Directors of the Partnership.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
          “Capital Contribution” means, with respect to any Partner, the amount of cash or agreed value of property contributed by such Partner to the Partnership as set forth on Schedule I hereto, as may be amended from time to time.
          “Delaware Act” means the Delaware Revised Uniform Partnership Act, Del. Code Ann., tit. 6, Section 15-101, et seq., as amended from time to time.
          “Director” means a member of the Board of Directors.
          “Partners” means 9064-4816 Québec Inc., a special purpose company incorporated under the laws of Quebec, and Mittal Canada Inc., a corporation incorporated under the laws of Canada.
          “Partnership” means ArcelorMittal USA Partnership, as such partnership may from time to time be constituted.
          “Percentage Interest” of each Partner shall mean the percentage set forth opposite the name of such Parter on Schedule I hereto, as may be amended from time to time.

          “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
          “Tax Return” means any report, return, document, schedules, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to taxes including, without limitation, any amendments thereto.
ARTICLE II
GENERAL PROVISIONS
          SECTION 2.1 Formation. The parties hereto hereby form a general partnership under and pursuant to the Delaware Act
          SECTION 2.2 Partnership Name. The name of the Partnership is ArcelorMittal USA Partnership.
          SECTION 2.3 Office; Registered Agent. The Partnership shall maintain a registered office in Delaware at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware. The name of the Partnership’s registered agent at such address is The Corporation Trust Company. The business address of the Partnership shall be at One South Dearborn Street, 19th floor, Chicago, Illinois 60603, or at such other place as the Partners shall determine.
          SECTION 2.4 Purposes of the Partnership. The purposes of the Partnership are to engage in any lawful act or activity for which general partnerships may be formed under the Delaware Act, and to engage in any and all activities necessary or incidental to the foregoing. The Partnership shall have the power to do any and all acts necessary, appropriate, desirable, incidental or convenient to or for the furtherance of the purposes described in this Section 2.4, including, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the Partners pursuant to this Agreement. The Partnership shall not be permitted to carry on activities in Canada, either directly or through a branch, such that the activities would constitute a Canadian trade or business.
          SECTION 2.5 Partners. Each of the Partners shall be a general partner. No additional person shall be admitted as a Partner except upon the affirmative vote of all Partners and upon such terms and conditions as they may agree.
          SECTION 2.6 Delaware Act; Personal Property. Except as otherwise provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. A Partner’s interest in the Partnership shall be personal property for all purposes. All real and other property owned by the Partnership shall be deemed to be owned by the Partnership as an entity (and may be held in the name of a nominee for the Partnership), and no Partner, individually, shall have any ownership of such property.

          SECTION 2.7 Fiscal Year. The fiscal year of the Partnership for financial statement and tax purposes shall end on December 31st.
ARTICLE III
MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP
          SECTION 3.1 Management Generally and the Board of Directors.
          (a) Each Partner shall vote in Partnership matters, insofar as is necessary, according to the ratio which its Percentage Interest in the Partnership bears to all Percentage Interests in the Partnership.
          (b) The Partnership shall have a Board of Directors, to which the Partners hereby delegate, within the meaning of Section 15-401(l) of the Delaware Act, the specific duties associated with the management of the Partnership that are so stated to be delegated. No such delegation shall cause the Partners to cease to be partners of the Partnership. Except as otherwise provided herein, the Partners shall have no duty to supervise the activities or proceedings of the Board of Directors, and each Partner hereby agrees that the other Partner’s duties and liabilities (including fiduciary liabilities) to the Partnership and the Partners have been restricted.
          (c) The Board of Directors shall consist of four (4) Directors. 9064-4816 Québec Inc. shall designate one (1) Director, and Mittal Canada Inc. shall designate three (3) Directors. The Directors of the Partnership as of the date of this Agreement are set forth on Exhibit A hereto.
          (d) A majority of the Directors then in office shall constitute a quorum for transaction of business at any Board meeting. The Board shall take action pursuant to resolutions adopted by the affirmative vote of a majority of the Directors participating in a Board meeting where a quorum is present. The members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. The members of the Board of Directors may consent to any action without a meeting through a consent in writing of all of the members of the Board.
          SECTION 3.2 Books and Records; Accounting Method. The Partners shall keep or cause to be kept at the principal place of business of the Partnership (or at such other place as the Partners shall agree) full and accurate books and records of the Partnership. The books and records shall be available, upon ten Business Days’ notice to the other Partners, for inspection and copying at reasonable times during business hours by each Partner or its duly authorized agents or representatives for any purpose reasonably related to such Partner’s interest in the Partnership. The books of account and records of the Partnership shall be maintained in accordance with generally accepted accounting principles as applied in the United States but need not be audited by independent public accountants.
          SECTION 3.3 Tax Returns. The Partners shall cause to be prepared and timely filed all Tax Returns required to be filed for the Partnership. The Partners may, in their discretion, make, or refrain from making, any income or other tax elections for the Partnership that they deem necessary or advisable, provided, however, that the Partners shall cause the Partnership to elect to be treated as an association taxable as a corporation for United States federal income tax purposes.
ARTICLE IV
FEES AND EXPENSES, DISTRIBUTIONS AND ALLOCATION OF PROFITS AND LOSSES OF THE PARTNERSHIP
          SECTION 4.1 Fees and Expenses. The Partnership shall pay all fees and expenses payable in connection with the organization and operation of the Partnership, including the fees and expenses of all attorneys and accountants retained by the Partnership.
          SECTION 4.2 Distributions. Cash and other distributions shall be made to the Partners at such time and in such manner as may be determined from time to time by the Board. All such distributions shall be allocated and distributed between the Partners in proportion to their respective Percentage Interests at the time of such distribution.
          SECTION 4.3 Allocation of Profits and Losses. Each Partnership item of income, gain, loss, deduction or credit for purposes of the Income Tax Act (Canada), the Taxation Act (Quebec) and any other applicable income tax legislation of a province of Canada for each fiscal year shall be allocated among the Partners in proportion to their respective Percentage Interests at the time of such allocation.
ARTICLE V
DURATION AND DISSOLUTION OF THE PARTNERSHIP
          SECTION 5.1 Duration. The Partnership shall continue in existence until March 18, 2018 unless sooner dissolved pursuant to Section 5.2; provided, however, that the Board may, in its discretion, extend the initial term of the Partnership for up to five additional one-year periods.
          SECTION 5.2 Dissolution. Subject to the Delaware Act, the Partnership shall be dissolved and its affairs shall be wound up upon the earliest of:
          (a) the expiration of the term of the Partnership provided in Section 5.1;
          (b) the written consent of the Partners;
          (c) a unanimous decision by the Board, in its discretion, to dissolve the Partnership because it has determined in good faith that such action is necessary or desirable in order for the Partnership not to be in material violation of any material law or regulation; and
          (d) an event of dissociation (within the meaning of the Delaware Act) of the next-to-last remaining Partner.

          SECTION 5.3 Liquidation of Partnership. Upon dissolution, the Partnership’s business shall be liquidated in an orderly manner. The Partners shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement. In the alternative, the Partners may approve one or more Persons to act as the liquidator in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in any reasonable manner that the liquidator shall determine to be in the best interest of the Partners.
          SECTION 5.4 Distribution Upon Dissolution of the Partnership. Upon dissolution of the Partnership, the liquidator winding up the affairs of the Partnership shall determine in its discretion which assets of the Partnership shall be sold and which assets of the Partnership shall be retained for distribution in kind to the Partners. Subject to the Delaware Act, after all liabilities of the Partnership have been satisfied or duly provided for, the remaining assets of the Partnership shall be distributed to the Partners in accordance with Section 4.2.
          SECTION 5.5 Dissociation of a Partner. Except as otherwise provided herein, the Partners may not dissociate from the Partnership prior to its dissolution and the liquidation of its assets.
ARTICLE VI
MISCELLANEOUS
          SECTION 6.1 Amendments to the Agreement. This Agreement may not be amended in any way except by the vote or written consent of all of the Partners.
          SECTION 6.2 Successors; Counterpart. This Agreement (i) shall be binding as to the executors, administrators, estates, heirs and legal successors of the Partners and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.2.
          SECTION 6.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, if such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
          SECTION 6.4 Filings. The Partners shall promptly prepare, following the execution and delivery of this Agreement, any documents required to be filed and recorded, or, in the Partners’ view, appropriate for filing and recording, under the Delaware Act, and the

Partners shall promptly cause each such document to be filed and recorded in accordance with the Delaware Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each State in which the Partnership may hereafter establish a place of business. The Partners shall also promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any State or other jurisdiction which governs the conduct of the Partnership’s business from time to time.
          SECTION 6.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail, telecopier or similar writing) and shall be given to such party at its address (including electronic mail address) or telecopy number set forth in a schedule filed with the records of the Partnership or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the Partners. Each such notice, request or other communication shall be effective when received by the addressee.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have hereto caused their respective officers to execute this Agreement as of the day and year first above written.

9064-4816 QUÉBEC INC.

By:	/s/ Daniel D’Auteuil

Name: Daniel D’Auteuil
Title: Director

MITTAL CANADA INC.

By:	/s/ Benoit Alain

Name: Benoit Alain
Title: Vice President and CFO

EXHIBIT A
DIRECTORS OF THE PARTNERSHIP

Designated by Mittal Canada Inc.:	E.S. de Vries
J. Jacque
V. Sethuraman

Designated by 9064-4816 Québec Inc.:	Benoit Alain

A-1

SCHEDULE I

PARTNER	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
Mittal Canada Inc.	$99.00	99%

9064-4816 Québec Inc.	$1.00	1%

I-1